     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON AUGUST 6, 2001

                                                     REGISTRATION NO. 333--61212
================================================================================

                      SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                             ---------------------

                                AMENDMENT NO. 2

                                       TO

                                   FORM S-1
                            REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                             ---------------------
                        CBNY INVESTMENT SERVICES CORP.
            (Exact Name of Registrant as Specified in its Charter)



                NEW YORK                        6211                              13-4121213
 (State or Other Jurisdiction of     (Primary Standard Industrial               (I.R.S. Employer
  Incorporation or Organization)     Classification Code Number)                Identification Number)

                             ---------------------
                                320 PARK AVENUE
                              NEW YORK, NY 10022
                                (212) 308-9888
              (Address, Including Zip Code, and Telephone Number,
       Including Area Code, of Registrant's Principal Executive Offices)
                             ---------------------
                                DONALD J. LINTON
                        FINANCIAL OPERATIONS PRINCIPAL
                        CBNY INVESTMENT SERVICES CORP.
                                320 PARK AVENUE
                               NEW YORK, NY 10022
                                (212) 409-3930
           (Name, Address, Including Zip Code, and Telephone Number,
                   Including Area Code, of Agent for Service)
                             ---------------------
                                   Copy to:
                           DAVID J. GOLDSCHMIDT, ESQ.
                    SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP
                               FOUR TIMES SQUARE
                            NEW YORK, NEW YORK 10036
                                 (212) 735-3000
                             ---------------------
     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.


     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [ ]


     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]


     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]


     If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]


     If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [ ]

                             ---------------------
                        CALCULATION OF REGISTRATION FEE



   TITLE OF EACH CLASS OF           AMOUNT           PROPOSED MAXIMUM
      SECURITIES TO BE               TO BE          OFFERING PRICE PER     PROPOSED MAXIMUM AGGREGATE        AMOUNT OF
         REGISTERED               REGISTERED               SHARE                 OFFERING PRICE           REGISTRATION FEE
 Common stock, par value
  $1.00 per share                  1,060,000(1)          $ 10.00                   $10,600,000                $2,650
 Subscription rights (2)                    (2)               --                            --                     (3)


(1) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(o) under the Securities Act of 1933.

(2) Evidencing the rights to subscribe for 1,060,000 shares of common stock described above.

(3) Pursuant to Rule 457(g), no registration fee is payable with respect to the subscription rights since the subscription rights are being registered in the same registration statement as the securities to be offered hereto.


                            ---------------------
     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT
SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SECTION 8(A), MAY DETERMINE.
--------------------------------------------------------------------------------

                                    PART II


                    INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table sets forth an estimate of the costs and expenses payable in connection with the sale of the common stock being registered.




                                                               AMOUNT TO
                                                                BE PAID
SEC registration fee ......................................   $2,650
Legal fees and expenses ...................................        *
Accounting fees and expenses ..............................        *
Printing and engraving ....................................        *
Blue sky fees and expenses (including legal fees) .........        *
Transfer agent fees .......................................        *
Premiums for directors and officers insurance .............        *
Miscellaneous .............................................        *
                                                              ---------
Total .....................................................    $   *

----------
*     To be included by amendment.



ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     CBNY Investment Services Corp.'s authority to indemnify its directors and officers is governed by the provisions of Article 7 of the New York Business Corporation Law ("NYBCL"). Section 721 of the NYBCL provides that, in addition to indemnification provided in Article 7 of the NYBCL, a corporation may indemnify a director or officer by a provision contained in the certificate of incorporation or by-laws or by a duly authorized resolution of its shareholders or directors or by agreement, provided that no indemnification may be made to or on behalf of any director or officer if a judgment or other final adjudication adverse to the director or officer establishes that his acts were committed in bad faith or were the result of active and deliberate dishonesty and were material to the cause of action, or that such director or officer personally gained in fact a financial profit or other advantage to which he was not legally entitled.

     Section 722(a) of the NYBCL provides that a corporation may indemnify any person made, or threatened to be made, a party to any action or proceeding (other than one by or in the right of the corporation to procure a judgment in its favor), whether civil or criminal, including an action by or in the right of any other corporation or any partnership, joint venture, trust, employee benefit plan or other enterprise, which any director or officer of the corporation served in any capacity at the request of the corporation, by reason of the fact that he, his testator or intestate, was a director or officer of the corporation, or served such other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise in any capacity, against judgments, fines, amounts paid in settlement and reasonable expenses, including attorney's fees actually and necessarily incurred as a result of such action or proceeding, or any appeal therein, if such director or officer acted in good faith for a purpose which he reasonably believed to be in, or not opposed to, the best interests of the corporation and, in criminal actions or proceedings, in addition, had no reasonable cause to believe that his conduct was unlawful.

     Section 722(c) of the NYBCL provides that a corporation may indemnify its directors and officers in relation to an action by or in the right of the corporation to procure a judgment in its favor in similar circumstances against amounts paid in settlement and reasonable expenses, including attorney's fees, actually and necessarily incurred by him or her in connection with the defense or settlement of such action, except that no indemnification shall be made in respect of a threatened action, or a pending action which is settled or otherwise disposed of, or any claim, issue or matter as to which such person is adjudged liable to the corporation unless a court determines that an indemnity is proper in the circumstances of the case.


     The Amended and Restated Certificate of Incorporation and By-Laws of CBNY Investment Services Corp. contain provisions that provide for indemnification of its officers and directors to the fullest extent permitted by the NYBCL.


     Section 723 of the NYBCL specifies the manner in which payment of indemnification under Section 722 of the NYBCL or indemnification permitted under Section 721 of the NYBCL may be authorized by the corporation. It provides that a corporation shall indemnify a person who has been successful, on the merits or otherwise, in defending an action described in Section 722. In other circumstances, unless ordered by a court under Section 724 of the NYBCL, indemnification as described above may only be made if it is authorized in each specific case. The board of directors can authorize indemnification, either acting as a quorum of disinterested directors based upon a determination that the applicable standard of conduct has been met or that indemnification is proper under the NYBCL, or based upon an opinion by independent legal counsel that indemnification is proper in the circumstances because the applicable standard of conduct has been met, or if the shareholders decide that indemnification is proper because the applicable standard of conduct has been met.


     Section 724 of the NYBCL provides that, upon application by a director of officer, indemnification may be awarded by a court to the extent authorized.


     CBNY Investment Services Corp. is also authorized under its Amended and Restated Certificate of Incorporation and the NYBCL to advance expenses incurred in defending a civil or criminal action or proceeding to a director or officer upon receipt of an undertaking by him to repay such expenses if it is ultimately determined that he is not entitled to be indemnified by the CBNY Investment Services Corp.


     Section 726 of the NYBCL authorizes the purchase and maintenance of insurance to indemnify (1) a corporation for any obligation which it incurs as a result of the indemnification of directors and officers under sections outlined above, (2) directors and officers in instances in which they may be indemnified by a corporation under such sections, and (3) directors and officers in instances in which they may not otherwise be indemnified by a corporation under such section, provided the contract of insurance covering such directors and officers provides, in a manner acceptable to the New York State Superintendent of insurance, for a retention amount and for co-insurance.



     Commercial Bank of New York ("CBNY"), the sole stockholder of CBNY Investment Services Corp., maintains $5.0 million of insurance to reimburse the directors and officers of CBNY and its subsidiaries for damages, settlements, judgments, and defense costs incurred by them arising from claims made against them for wrongful acts in their capacity as directors or officers, or any matter claimed against them solely by reason of their status as directors and officers of CBNY and its subsidiaries. Such insurance specifically excludes payment for losses in connection with various designated matters, including illegally obtained personal profits or advantages and the commission of deliberate criminal or fraudulent acts.


ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES


     In connection with the formation of CBNY Investment Services Corp., CBNY became the sole stockholder on December 8, 2000, acquiring 10 shares of common stock for consideration of $1.0 million. The shares were issued in a transaction exempt from the registration requirements of the Securities Act pursuant to Section 4(2) thereof.

ITEM 16. EXHIBITS





  EXHIBIT
  NUMBER                                       DESCRIPTION OF EXHIBIT
----------   ------------------------------------------------------------------------------------------
      2.1    Agreement and Plan of Reorganization dated as of February 13, 2001 by and among
             North Fork Bancorporation, Inc., North Fork Bank and Commercial Bank of New
             York**

      2.2    Form of Mandatory Purchase Agreement by and between CBNY Investment Services
             Corp. and Gabriel R. Safdie**

      2.3    Form of Mandatory Purchase Agreement by and between CBNY Investment Services Corp. and
             Helene Safdie Levy**

      3.1    Amended and Restated Certificate of Incorporation of CBNY Investment Services
             Corp.*

      3.2    By-laws of CBNY Investment Services Corp.*

      4.1    Form of Subscription Certificate to Subscribe for Shares of Common Stock of CBNY
             Investment Services Corp.*

      4.2    Specimen Certificate for Shares of the Common Stock of CBNY Investment Services
             Corp.***

      5.1    Opinion of Skadden, Arps, Slate, Meagher & Flom LLP as to legality of the securities being registered***

      8.1    Form of opinion of Skadden, Arps, Slate, Meagher & Flom LLP as to certain U.S.
             federal income tax matters**

     10.1    Remote Processing Agreement dated December 6, 2000 by and among Sungard
             Financial Systems, Inc., Commercial Bank of New York and CBNY Investment Services
             Corp.**1

     10.2    Omnibus Securities Clearing Agreement dated February 6, 2001 by and between Herzog,
             Heine, Geduld, Inc. and CBNY Investment Services Corp.**1

     10.3    Assignment Agreement dated April 10, 2001 by and between Herzog, Heine, Geduld,
             Inc. and Broadcort Capital Corp.**

     10.4    CBNY Investment Services Corp. 2001 Stock Option Plan*

     10.5    Shared Services and Expenses Agreement dated February 7, 2001 by and between
             Commercial Bank of New York and CBNY Investment Services Corp.*

     10.6    Asset Management and Account Services Agreement dated May 15, 2001 by and between Boston Safe Deposit and Trust Company and CBNY Investment Services
             Corp.**

     10.7    Remote Processing Agreement dated June 5, 2001 by and between Sungard EMS Inc.
             and CBNY Investment Services Corp.**1

     10.8    Service Agreement dated May 21, 2001 by and between Dreyfus Service Corporation and CBNY Investment Services Corp.**

     23.1    Consent of Skadden, Arps, Slate, Meagher & Flom LLP (included in Exhibit 5.1)***

     23.2    Consent of Deloitte & Touche LLP*

     23.3    Consent of Skadden, Arps, Slate, Meagher & Flom LLP (included in Exhibit 8.1)**

     24.1    Power of Attorney*


  EXHIBIT
  NUMBER                                  DESCRIPTION OF EXHIBIT
----------   --------------------------------------------------------------------------------
    99.1     Form of Instructions for Use of CBNY Investment Services Corp. Subscription
             Certificates*

    99.2     Announcement of Rights Offering Distributed to Record and Beneficial Holders of
             CBNY common stock on      , 2001***

    99.3     Form of Letter to CBNY Stockholders Who Are Record Holders*

    99.4     Form of Letter to CBNY Stockholders Who Are Beneficial Holders*

    99.5     Form of Letter to Clients of CBNY Stockholders Who Are Beneficial Holders*

    99.6     Form of Nominee Holder Certification Form*

    99.7     Substitute Form W-9 for Use with the Rights Offering*

    99.8     Form of Beneficial Owner Election Form*

    99.9     Form of Subscription Agent Agreement dated                by and between CBNY
             Investment Services Corp. and Sandler O'Neill Shareholder Services**

    99.10    Form of Escrow Agreement dated             by and between The Chase Manhattan
             Bank, CBNY Investment Services Corp. and Sandler O'Neill Shareholder Services**

----------
*     Previously filed

**    Filed herewith

***   To be filed by amendment

1 Portions of this exhibit have been omitted pursuant to a request for confidential treatment.


ITEM 17. UNDERTAKINGS


     The undersigned Registrant hereby undertakes that:

     Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, (the "Securities Act") may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933 the Registrant has duly caused this Amendment No. 2 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of New York, State of New York, on this 6th day of August 2001.



                               CBNY INVESTMENT SERVICES CORP.


                               By: /s/ Jose A. Paulucci
                                  ---------------------------------
                                    Name: Jose A. Paulucci
                                    Title: President, Chief Executive Officer
                                        and Director



     Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 2 to the Registration Statement has been signed by the following persons in the capacities indicated on the 6th day of August, 2001.





          SIGNATURE                           TITLE(S)
         -----------                          --------
                 *                   Chairman of the Board of
-------------------------            Directors
  Gabriel R. Safdie

/s/ Jose A. Paulucci                 President, Chief Executive
-------------------------            Officer and Director
    Jose A. Paulucci                 (Principal Executive Officer)

                 *                   First Vice President,
-------------------------            Financial Operations Principal
  Donald J. Linton                   and Treasurer (Principal
                                     Financial and Accounting
                                     Officer)

                 *                   Director
-------------------------
  Guiora Esrubilsky

* By: /s/ Jose A. Paulucci
-----------------------------
   Name: Jose A. Paulucci
-----------------------------
   Title: Attorney-In-Fact
-----------------------------

                               INDEX TO EXHIBITS


EXHIBIT
NUMBER       DESCRIPTION
----------   -------------------------------------------------------------------------------------
  2.1        Agreement and Plan of Reorganization dated as of February 13, 2001 by and among
             North Fork Bancorporation, Inc., North Fork Bank and Commercial Bank of New
             York**

  2.2        Form of Mandatory Purchase Agreement by and between CBNY Investment Services
             Corp. and Gabriel R. Safdie**

  2.3        Form of Mandatory Purchase Agreement by and between CBNY Investment Services Corp.
             and Helene Safdie Levy**

  3.1        Amended and Restated Certificate of Incorporation of CBNY Investment Services
             Corp.*

  3.2        By-laws of CBNY Investment Services Corp.*

  4.1        Form of Subscription Certificate to Subscribe for Shares of Common Stock of CBNY
             Investment Services Corp.*

  4.2        Specimen Certificate for Shares of the Common Stock of CBNY Investment Services
             Corp.***

  5.1        Opinion of Skadden, Arps, Slate, Meagher & Flom LLP as to legality of the securities being registered***

  8.1        Form of opinion of Skadden, Arps, Slate, Meagher & Flom LLP as to certain U.S.
             federal income tax matters**

 10.1        Remote Processing Agreement dated December 6, 2000 by and among Sungard
             Financial Systems, Inc., Commercial Bank of New York and CBNY Investment
             Services Corp.**1

 10.2        Omnibus Securities Clearing Agreement dated February 6, 2001 by and between
             Herzog, Heine, Geduld, Inc. and CBNY Investment Services Corp.**1

 10.3        Assignment Agreement dated April 10, 2001 by and between Herzog, Heine, Geduld,
             Inc. and Broadcort Capital Corp.**

 10.4        CBNY Investment Services Corp. 2001 Stock Option Plan*

 10.5        Shared Services and Expenses Agreement dated February 7, 2001 by and between
             Commercial Bank of New York and CBNY Investment Services Corp.*

 10.6        Asset Management Accout Services Agreement dated May 15, 2001 by and between
             Boston Safe Deposit and Trust Company and CBNY Investment Services Corp.**

 10.7        Remote Processing Agreement dated June 5, 2001 by and between Sungard EMS Inc.
             and CBNY Investment Services Corp.**1

 10.8        Service Agreement dated May 21, 2001 by and between Dreyfus Service Corporation and CBNY Investment Services Corp.**

 23.1        Consent of Skadden, Arps, Slate, Meagher & Flom LLP (included in Exhibit 5.1)***

 23.2        Consent of Deloitte & Touche LLP*

 23.3        Consent of Skadden, Arps, Slate, Meagher & Flom LLP (included in Exhibit 8.1)**

 24.1        Power of Attorney*

 99.1        Form of Instructions for Use of CBNY Investment Services Corp. Subscription
             Certificates*


EXHIBIT
NUMBER       DESCRIPTION
----------   ----------------------------------------------------------------------------
 99.2        Announcement of Rights Offering Distributed to Record and Beneficial Holders of
             CBNY common stock on      , 2001***

 99.3        Form of Letter to CBNY Stockholders Who Are Record Holders*

 99.4        Form of Letter to CBNY Stockholders Who Are Beneficial Holders*

 99.5        Form of Letter to Clients of CBNY Stockholders Who Are Beneficial Holders*

 99.6        Form of Nominee Holder Certification Form*

 99.7        Substitute Form W-9 for Use with the Rights Offering*

 99.8        Form of Beneficial Owner Election Form*

 99.9        Form of Subscription Agent Agreement dated               by and between CBNY
             Investment Services Corp. and Sandler O'Neill Shareholder Services**

 99.10       Form of Escrow Agreement dated                 by and between The Chase
             Manhattan Bank, CBNY Investment Services Corp. and Sandler  O'Neill
             Shareholder Services**

----------------
*     Previously filed

**    Filed herewith

***   To be filed by amendment

1 Portions of this exhibit have been omitted pursuant to a request for confidential treatment.